Exhibit 99.1
Source: Energy West, Incorporated
Press Release
Energy West, Incorporated Announces Quarterly Dividend of $0.15 per Share
Thursday, April 26, 2007, 2:30 pm ET
GREAT FALLS, Mont., April 26, 2007 /PRNewswire-First Call/ — ENERGY WEST, INCORPORATED (Nasdaq: EWST — News), a natural gas, propane, and energy marketing company, today announced that its Board of Directors declared a dividend of $0.15 per share to shareholders of record as of May 7, 2007. The dividend will be payable on May 17, 2007.
David Cerotzke, the Company’s President and Chief Executive Officer, commented, “This dividend, which is at our highest rate ever, represents continuing progress in our commitment to improved overall shareholder value.”
About Energy West
Energy West, Incorporated distributes and sells natural gas and propane to end-use residential, commercial, and industrial customers in the United States. It distributes approximately 6.4 billion cubic feet of natural gas to approximately 34,000 customers through regulated and unregulated utilities operating in and around Great Falls and West Yellowstone, in Montana, and Cody in Wyoming. The company markets approximately 2.5 billion cubic feet of natural gas to commercial and industrial customers in Montana and Wyoming. It also has an ownership interest in approximately 163 natural gas producing wells and gas gathering assets. In addition, the company owns the Shoshone interstate and the Glacier gathering pipeline located in Montana and Wyoming. Energy West was incorporated in 1909 and is headquartered in Great Falls, Montana.
Safe Harbor Regarding Forward-Looking Statements
Safe Harbor Regarding Forward-Looking Statements: Energy West is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Energy West. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “believes” and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company’s business generally include but are not limited to risks associated with contracts accounted for as derivatives, changes in the utility regulatory environment, wholesale and retail competition, weather conditions, litigation risks and various other matters, many of which are beyond Energy West’s control, the risk factors and cautionary statements made in the Company’s public filings with the Securities and Exchange Commission, and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Energy West expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Energy West’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
For additional information or clarification respecting Energy West, please contact: David Cerotzke, President and Chief Executive Officer at 1-406-791-7506.
Our toll-free number is 1-800-570-5688. Our web address is www.energywest.com. Our address is P.O. Box 2229, Great Falls, MT 59403-2229.